Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

EpicQuest Education Group International Limited:

We hereby consent to the inclusion in this Registration Statement on Form F-3 of EpicQuest Education Group International Limited and Subsidiaries (the “Company”) of our report dated January 31, 2024, relating to our audits of the consolidated financial statements which are incorporated in the Company’s Annual Report on Form 20-F for the year ended September 30, 2023, as filed with SEC on January 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 12, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us